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Table of Contents

Exhibit 99.2

Combined Financial Statements

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

(Unaudited)

March 31, 2016

 The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

(Unaudited)

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Combined Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$42,140,288	$41,227,812
Restricted cash	5,380,976	21,484,553
Loans held-for-sale	267,023,660	268,918,415
Investments available-for-sale	4,026,950	2,675,992
Capitalized mortgage servicing rights, net	163,769,204	155,749,764
Other assets	8,894,545	8,286,617

Total assets	$491,235,623	$498,343,153

LIABILITIES AND INVESTED EQUITY
Credit facilities	$272,971,493	$288,258,783
Accounts payable and accrued expenses	19,884,724	22,208,831
Allowance for loss-sharing obligations	29,398,368	28,564,318

Total liabilities	322,254,585	339,031,932
Invested Equity	168,981,038	159,311,221

Total liabilities and invested equity	$491,235,623	$498,343,153

The accompanying notes are an integral part of these combined financial statements.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Combined Statements of Income (Unaudited)

	Three Months Ended March 31,
	2016	2015
REVENUES
Interest earned	$3,043,009	$1,934,011
Fee-based services, including gain on sales, net	13,308,867	10,909,173
Originated mortgage servicing rights	15,810,837	11,494,487
Servicing revenue, net	9,236,639	5,883,189

Total revenue	41,399,352	30,220,860

EXPENSES
Interest expense	2,002,746	1,658,687
Employee compensation and benefits	14,338,224	12,544,612
Selling and administrative	3,295,529	3,159,692
Provision for loss sharing	1,045,153	1,419,907

Total expenses	20,681,652	18,782,898

Net income	$20,717,700	$11,437,962

The accompanying notes are an integral part of these combined financial statements.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Combined Statement of Changes in Invested Equity (Unaudited)

Invested Equity
Balance—December 31, 2015	$159,311,221
Withdrawals and distributions	(11,047,883)
Net income	20,717,700

Balance—March 31, 2016	$168,981,038

The accompanying notes are an integral part of these combined financial statements.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Combined Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,717,700	$11,437,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	225,609	166,318
Amortization of deferred financing costs	179,947	314,221
Amortization of capitalized mortgage servicing rights	6,189,775	5,190,141
Capitalization of mortgage servicing rights	(15,810,837)	(11,494,487)
Write-off of capitalized mortgage servicing rights from servicing sales and payoffs	1,601,622	1,572,549
Gain on retained investments available-for-sale	(1,350,958)	—
Provision for loss sharing	1,045,153	1,419,907
Changes in operating assets and liabilities
Loans held for sale	1,894,755	114,204,722
Allowance for loss-sharing—chargeoffs, net	(211,103)	(12,449)
Other assets	(76,750)	(240,390)
Accounts payable and accrued expenses	(2,324,107)	9,194,774

Net cash provided by operating activities	12,080,806	131,753,268

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net	(756,787)	(549,638)
Restricted cash	16,103,577	(2,159,467)

Net cash provided by (used in) investing activities	15,346,790	(2,709,105)

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in credit facilities	(15,435,987)	(114,337,473)
Payment of deferred financing costs	(31,250)	(101,608)
(Withdrawals and distributions) / contributions	(11,047,883)	8,926,283

Net cash used in financing activities	(26,515,120)	(105,512,798)

Net increase in cash and cash equivalents	912,476	23,531,365
Cash and cash equivalents at beginning of period	41,227,812	39,059,530

Cash and cash equivalents at end of period	$42,140,288	$62,590,895

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,890,596	$1,344,642
Noncash investing and financing activities:
Retained investments available-for-sale	1,350,958	—
Reclassification of deferred financing costs from other assets to credit facilities	—	469,681

The accompanying notes are an integral part of these combined financial statements.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

        The agency business ("Agency Business") of Arbor Commercial Mortgage, LLC and Subsidiaries ("ACM") is comprised of its (i) underwriting, originating, selling and servicing multifamily mortgages under the Federal National Mortgage Association ("Fannie Mae") delegated underwriting and servicing ("DUS"), U.S. Department of Housing and Urban Development ("HUD")/Federal Housing Administration ("FHA"), Government National Mortgage Association ("GNMA"), Freddie Mac and conduit/commercial mortgage-backed securities ("CMBS") programs, and (ii) certain assets and liabilities related to the Agency Business primarily consisting of the mortgage servicing rights related to the agency servicing portfolio, agency loans held for sale, warehouse financing of agency loans held for sale and other assets and liabilities directly related to the Agency Business.

        The Agency Business of ACM is not a separate legal entity and has never operated as a separate, stand-alone entity of ACM but rather as a component in multiple legal entities within ACM's consolidated operations. Within these combined financial statements, "we," "us" and "our" refers to the Agency Business.

Sale of the Agency Business

        On July 14, 2016, ACM completed the sale of its Agency Business to Arbor Realty Trust, Inc. ("ART") pursuant to an asset purchase agreement ("Asset Purchase Agreement") dated February 25, 2016. ACM is the external manager of ART, a publicly traded real estate investment trust (NYSE: ABR) and a related party to ACM. The aggregate sales price was $276.0 million, which was paid with $138.0 million in stock, $88.0 million in cash and with the issuance of a $50.0 million seller financing instrument. The equity component of the purchase price consisted of 21.23 million Operating Partnership Units ("OP Units"), which was based on a stock price of $6.50 per share and which are redeemable for cash, or at ART's option, for shares of ART common stock on a one-for-one basis. Each of the OP Units are paired with a share of newly designated special voting preferred stock of ART which entitles ACM to one vote per share on any matter submitted to a vote of ART's stockholders. The special committee of ART's board of directors elected to exercise the option, pursuant to the Asset Purchase Agreement, to finance $50.0 million of the cash consideration through ACM. As of July 14, 2016, all ACM employees directly related to the Agency Business (approximately 240 employees) have become employees of ART.

        In addition, pursuant to the Asset Purchase Agreement, ACM has provided ART with a two year option to purchase the existing management contract and fully internalize the management structure of ART for $25.0 million (increasing to $27.0 million in the second year), which expires on July 14, 2018. The exercise of this option is at the discretion of the special committee of ART's board of directors, which has no obligation to exercise its option.

Basis of Presentation

        The accompanying unaudited combined financial statements are presented on a carve-out basis and have been prepared from the historical consolidated balance sheets, statements of income and cash flows attributable to the Agency Business of ACM and in accordance with accounting principles generally acceptable in the United States of America ("GAAP") for interim financial information.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Accordingly, certain information and footnote disclosures normally included in the combined financial statements prepared under GAAP have been condensed or omitted. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

        The combined financial statements of the Agency Business reflect the assets, liabilities, revenue and expenses directly attributable to the Agency Business, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in equity and cash flows of the Agency Business on a stand-alone basis. The allocation methodologies are described below and within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. The historical financial information included herein may not necessarily reflect the future combined financial position, results of operations, changes in equity and cash flows of the Agency Business or what they would have been had the Agency Business been a separate, stand-alone entity during the periods presented.

        These combined financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to the Agency Business. For items not specifically identifiable, expenses have been allocated to the Agency Business from ACM, including compensation and employee related expenses, selling and administrative expenses (i.e., telephone, office equipment rental and maintenance, office supplies and marketing) and other expenses directly associated with the revenue-generating activities of the Agency Business. Allocation of expenses to the Agency Business from ACM were made using the most meaningful allocation methodologies, which were primarily based on proportionate direct labor costs (i.e., time spent working on the Agency Business) or geographic location. Costs related to marketing, treasury, information technology, accounting and finance, facilities, human resources, administration and certain senior executives were allocated based on their proportionate direct labor costs. Substantially all operating leases and property and equipment were acquired by ART in connection with the sale of the Agency Business. Income taxes have been accounted for in these combined financial statements as described below. All of these allocations are based on assumptions that management believes are reasonable under the circumstances.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Significant estimates include the allowance for possible credit losses, guaranty obligations, mortgage servicing rights and the allocations associated with these combined financial statements. Actual results could differ from these estimates.

Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. We place our cash and cash equivalents in major financial institutions. The consolidated account balances at each institution exceeds Federal Deposit Insurance Corporation ("FDIC") insurance coverage and we believe that this risk is not significant.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Restricted Cash

        Restricted cash is required as collateral for possible losses resulting from loans originated under the Fannie Mae DUS program in accordance with the terms of loss sharing agreements between Fannie Mae and ACM. We have a $35.0 million letter of credit with a financial institution, which is collateralized by our servicing revenue, to satisfy our restricted cash requirements as approved by Fannie Mae. At March 31, 2016, our $35.4 million restricted cash requirement was satisfied with a $35.0 million letter of credit and $0.4 million of cash collateral. At December 31, 2015, our $34.4 million restricted cash requirement was satisfied with a $33.5 million letter of credit and $0.9 million of cash collateral.

        As an approved designated seller/servicer of Freddie Mac's Small Balance Loan Program ("SBL Program"), we are required to post collateral to ensure that we are able to meet certain purchase and loss obligations required by this program. Under the SBL Program, we were required, until recently (see below) to post cash collateral equal to 9% of the unpaid principal balance ("UPB") for each loan purchased by Freddie Mac. The Collateral was held during the period of time when Freddie Mac was aggregating loans that were sold by us to pool into a securitization. We utilize a financing facility to fund a portion of this cash collateral requirement. At December 31, 2015, we posted cash collateral of $20.6 million in satisfaction of our requirements under this program, of which $15.7 million was borrowed from a financing facility. Effective in March 2016, the cash collateral requirements were changed from 9% of UPB for each loan to a static $5.0 million. At March 31, 2016, we had $3.0 million outstanding with a financing facility to fund such cash collateral requirements. See Note 6—Credit Facilities for further details.

Loans Held-for-Sale

        Loans held-for-sale are collateralized commercial real estate loans and are reported at the lower of cost or market, on an aggregate basis. The loans held for sale represent originated loans that are generally transferred or sold within 60 days from the date that a mortgage loan is funded. During the period prior to its sale, interest income on a loan held for sale is calculated in accordance with the terms of the individual loan. Loan origination fees and direct loan origination costs are deferred until the related loans are sold.

Investments Available-for-Sale

        We acquire agency commercial interest-only securities ("Agency IOs") under the SBL Program that are classified as available-for-sale and carried at fair value on our combined balance sheet. The Agency IOs refer to an interest-only component of the cash flows from a pool of commercial mortgage loans issued by the Freddie Mac securitizations under the SBL Program. We have elected the fair value option for our Agency IOs, which requires changes in fair value recognized as unrealized gains and losses through earnings in our combined statements of income. We determine the fair value by obtaining valuations from an independent source. Interest income on these investment securities is accrued based on the outstanding principal balance and their contractual terms. See Note 3—Investments Available-For-Sale for further details.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Mortgage Servicing Rights

        We recognize, as separate assets, rights to service mortgage loans for others. Accounting guidance requires that an asset be recognized for the rights to service mortgage loans, including those rights that are created by the origination of mortgage loans that are sold with the servicing rights retained by the originator. The recognition of the asset results in an increase in the gains recognized upon the sale of the mortgage loans sold. For these mortgage servicing rights ("MSRs"), the initial capitalized valuation of the MSRs is equal to the estimated fair value of the expected net cash flows associated with the servicing rights. We amortize MSRs using the amortization method, which requires that MSRs be amortized in proportion to and over the period of estimated net servicing income or net servicing loss and that the servicing assets or liabilities be assessed for impairment or increased obligation based on fair value at each reporting date. Amortization of MSRs is recorded as a reduction of servicing revenues. The following assumptions were used in calculating each loan's MSR for the periods presented:

        Key rates:    We used discount rates ranging from 8% to 15% based on management's best estimate of market discount rates to determine the present value of MSRs. The inflation rate used for adequate compensation was 3%.

        Servicing Cost:    The estimated future cost to service the loan for the estimated life of the MSR is subtracted from the estimated future cash flows.

        Estimated Life:    We estimate the life of our MSRs based upon the stated yield maintenance and/or prepayment protection term of the underlying loan and may be reduced by 6 to 12 months based upon the expiration of various types of prepayment penalty and/or lockout provisions prior to that stated maturity date.

        We assess MSRs for impairment based on the fair value of those rights. Fair values are estimated considering market prices for similar MSRs, when available, and by estimating the present value of the future net cash flows of the capitalized MSRs, net of adequate compensation for servicing. Adequate compensation is based on the market rate of similar servicing contracts. We estimate the terms of commercial servicing for each loan by assuming that servicing would not end prior to the yield maintenance date, if applicable, at which point the prepayment penalty expires. MSRs are amortized in proportion to and over the period of estimated net servicing income.

        We measure the impairment of MSRs based on the difference between the aggregate carrying amount of the MSRs and their aggregate fair value. For purposes of impairment evaluation, the MSRs are stratified based on predominant risk characteristics of the underlying loans, which we have identified as loan type, note rate and yield maintenance provisions. To the extent that the carrying value of the MSRs exceeds fair value, a valuation allowance is established. As of March 31, 2016 and December 31, 2015, we had no valuation allowance.

        We record write-offs of MSRs related to loans that were repaid prior to the expected maturity and loans that defaulted and are determined to be unrecoverable. When this occurs, the write-off is recorded as a direct write-down to the carrying value of MSRs and is included as a component of servicing revenue, net on the combined statements of income. This direct write-down permanently reduces the carrying value of the MSRs, precluding recognition of subsequent recoveries. During both

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies (Continued)

the three months ended March 31, 2016 and 2015, we recorded $1.6 million of such write-offs relating to specific MSRs, primarily due to prepayments of certain loans. Prepayment fees totaling $2.9 million and $1.0 million were collected for the three months ended March 31, 2016 and 2015, respectively, and are included as a component of servicing revenue, net on the combined statements of income.

Allowance for Loss-Sharing Obligations

        When a loan is sold under the Fannie Mae DUS program, we undertake an obligation to partially guarantee the performance of the loan. Generally, we are responsible for losses equal to the first 5% of the UPB and a portion of any additional losses to an overall maximum of 20% of the original principal balance. Fannie Mae bears any remaining loss. In addition, under the terms of the master loss sharing agreement with Fannie Mae, we are responsible for funding 100% of mortgage delinquencies (principal and interest) and servicing advances (taxes, insurance and foreclosure costs) until the amounts advanced exceeds 5% of the UPB at the date of default. Thereafter, we may request interim loss sharing adjustments which allow us to fund 25% of such advances until final settlement.

        At inception, a liability for the fair value of the obligation undertaken in issuing the guaranty is recognized. In determining the fair value of the guaranty obligation, we consider the risk profile of the collateral and the historical loss experience in our portfolio. The guaranty obligation is removed only upon either the expiration or settlement of the guaranty.

        We evaluate the allowance for loss-sharing obligations by monitoring the performance of each loss-sharing loan for events or conditions which may signal a potential default. Historically, initial loss recognition occurs at or before a loan becomes 60 days delinquent. In instances where payment under the guaranty on a specific loan is determined to be probable and estimable (as the loan is probable of foreclosure or in foreclosure), we record a liability for the estimated allowance for loss-sharing (a "specific reserve") by transferring the guarantee obligation recorded on the loan to the specific reserve with any adjustments to this reserve amount recorded in provision for loss-sharing obligations in the statements of income, along with a write-off of the associated loan-specific MSR. The amount of the allowance considers our assessment of the likelihood of repayment by the borrower or key principal(s), the risk characteristics of the loan, the loan's risk rating, historical loss experience, adverse situations affecting individual loans, the estimated disposition value of the underlying collateral, and the level of risk sharing. We regularly monitor the specific reserves on all applicable loans and update loss estimates as current information is received.

Revenue Recognition

        Fee-based services include commitment fees, broker fees, loan assumption fees, loan origination fees and gain on sale of loans. In some instances, the borrower pays an additional amount of interest at the time the loan is closed, an origination fee, net of any direct loan origination costs incurred, which is recognized upon sale of the loan. Revenue recognition occurs when the related services are performed, unless significant contingencies exist, and for the sale of loans, when all the incidence of ownership passes to the buyer. Interest income is recognized on the accrual basis as it is earned from loans held-for-sale.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Transfers and Servicing of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Agency Business, put presumptively beyond the reach of the entity, even in bankruptcy, (2) the transferee (or if the transferee is an entity whose sole purpose is to engage in securitization and the entity is constrained from pledging or exchanging the assets it receives, each third-party holder of its beneficial interests) has the right to pledge or exchange the transferred financial assets, and (3) the Agency Business or its agents does not maintain effective control over the transferred financial assets or third-party beneficial interest related to those transferred assets through an agreement to repurchase them before their maturity.

Financial Instruments

        We use financial instruments having off-balance-sheet risk in the normal course of business in order to reduce our exposure to fluctuations in interest rates and market prices. Included in Note 8—Commitments and Contingencies are disclosures relating to financial instruments having off-balance-sheet risk. These disclosures indicate the magnitude of our involvement in such activities and reflect the instruments at their face, contract or notional amounts, which do not necessarily represent the credit risk of such instruments. In connection with our hedging and loan sale programs, we have credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. None of the forward payment obligations of any of our counterparties is secured or subject to margin requirements. We enter into mandatory forward delivery contracts for the purpose of minimizing our exposure to movements of interest rates on rate-locked loan commitments and loans held-for-sale.

Variable Interest Entities

        We are required to consolidate a variable interest entity ("VIE") if we are deemed to be the VIE's primary beneficiary. A VIE is defined as an entity in which equity investors (i) do not have the characteristics of a controlling financial interest, and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, which is defined as the party that (i) has the power to control the activities that impact the VIE's economic performance and (ii) has the right to receive the majority of expected returns or the obligation to absorb the majority of expected losses.

        We evaluate our investments to determine if they qualify as VIEs or as variable interests in VIEs. There were no entities determined to be VIEs at March 31, 2016 and December 31, 2015.

Income Taxes

        Our results of operations have historically been included in the consolidated federal and state income tax returns of ACM, a partnership for US tax purposes. Because a partnership is not a tax paying entity for federal and state income tax purposes, we have neither allocated nor accrued for income taxes in connection with the Agency Business.

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

1. Description of Business and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

        In June 2016, the Financial Accounting Standards Board ("FASB") issued updated guidance which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Companies will be required to use forward-looking information to better form their credit loss estimates. This updated guidance also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses. The guidance is effective for us beginning in the first quarter of 2020, and early adoption is permitted beginning in the first quarter of 2019. We are currently evaluating the impact this guidance may have on our combined financial statements.

        In February 2016, the FASB issued updated guidance that requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key information about the entity's leasing arrangements. The guidance is effective for us beginning in the first quarter of 2020 with early adoption permitted. A modified retrospective approach is required. We are currently evaluating the impact this guidance may have on our combined financial statements.

        In January 2016, the FASB amended its guidance on the recognition and measurement of financial assets and liabilities. The guidance is effective for the first quarter of 2018. We are currently evaluating the impact this guidance may have on our combined financial statements.

        In September 2015, the FASB amended its guidance on measurement-period adjustments arising from business combinations. The guidance was effective for the first quarter of 2016. We adopted this guidance in the first quarter of 2016 and it did not have an impact on our combined financial statements.

        In April 2015, the FASB amended its guidance on the balance sheet presentation of debt issuance costs. The guidance was effective for the first quarter of 2016. We early adopted this new guidance in the fourth quarter of 2015 and it did not have a material effect on our combined financial statements.

        In February 2015, the FASB amended its guidance on the consolidation analysis of variable interest entities. The guidance was effective for the first quarter of 2016. We adopted this guidance in the first quarter of 2016 and it did not have an impact on our combined financial statements.

2. Loans Held-For-Sale

        Loans held-for-sale consists of:

	March 31, 2016	December 31, 2015
Fannie Mae	$112,535,702	$178,212,000
Freddie Mac	152,360,000	72,699,000
FHA	2,516,360	18,953,564

	267,412,062	269,864,564
Unearned discount	(388,402)	(946,149)

Loans held for sale, net	$267,023,660	$268,918,415

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

2. Loans Held-For-Sale (Continued)

        Substantially all of our loans held-for-sale are commercial mortgages originated through the Fannie Mae, Freddie Mac and FHA programs. These loans are typically sold within 60 days of the origination date. At March 31, 2016 and December 31, 2015, there were no loans that were 90 days or more past due, and there were no loans that were placed on non-accrual status.

3. Investments Available-For-Sale

        As an approved SBL Program seller/servicer, we originate and sell loans to Freddie Mac, which are then pooled and securitized. Upon securitization, we receive interest-only securities, or Agency IOs, under the SBL Program that are accounted for as available-for-sale at fair value with a corresponding gain recorded to fee-based services, including gain on sales, net on the combined statements of income. During the three months ended March 31, 2016, we received Agency IOs upon the completion of one securitization with a total UPB of $248.8 million and a coupon of 15 basis points of the outstanding UPB. We recorded a gain of $1.4 million and interest income of $0.3 million related to these securities. During 2015, we received Agency IOs upon the completion of three securitizations with a total UPB of $496.6 million and a coupon of 15 basis points of the outstanding UPB. The fair value of our investments available-for-sale was $4.0 million and $2.7 million at March 31, 2016 and December 31, 2015, respectively. We had no investments available for sale during the three months ended March 31, 2015.

        Additionally, as part of the SBL Program securitizations, we are required to purchase the bottom tranche bond, generally referred to as "the B Piece," that represents the bottom 10%, or highest risk of the securitization. In January 2015, we entered into an agreement whereby a third party investor agreed to purchase the B Piece from the SBL Program securitization, at par, upon issuance of all securitizations related to us, resulting in the transfer of the risk to the purchaser of the bond. During the three months ended March 31, 2016, the third party investor acquired B Piece bonds from one securitization with a face value totaling $24.9 million. During 2015, the third party investor acquired B Piece bonds from three securitizations with a face value totaling $49.7 million.

4. Capitalized Mortgage Servicing Rights

        Capitalized MSRs are assessed for impairment based on the fair value of those rights. Fair values are estimated considering market prices for similar MSRs, when available, and by estimating the discounted future net cash flows of the capitalized MSRs. Our capitalized MSRs presented below reflect commercial real estate MSRs that are predominantly all from Fannie Mae DUS loans.

        The weighted average estimated life remaining of our MSRs was 6.4 years and 6.6 years for the three months ended March 31, 2016 and 2015, respectively. A summary of our capitalized MSR activity is as follows:

	Three Months Ended March 31,
	2016	2015
Balance at beginning of period	$155,749,764	$137,430,760
Additions	15,810,837	11,494,487
Amortization	(6,189,775)	(5,190,141)
Write-downs and payoffs	(1,601,622)	(1,572,549)

Balance at end of period	$163,769,204	$142,162,557

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

4. Capitalized Mortgage Servicing Rights (Continued)

        The remaining future amortization of capitalized MSR balances recorded as of March 31, 2016 is shown in the table below. Actual amortization may vary from these estimates.

Year	Amortization
2016 (nine months ended 12/31/2016)	$19,552,974
2017	25,767,592
2018	24,713,518
2019	23,344,361
2020	21,061,303
Thereafter	49,329,456

Total	$163,769,204

5. Mortgage Servicing

        At March 31, 2016 and December 31, 2015, we were servicing, for a fee, commercial loans with an aggregate UPB of approximately $11.5 billion and $10.9 billion, respectively. Cash held in escrow by us for these loans at March 31, 2016 and December 31, 2015, were $320.7 million and $349.3 million, respectively. These cash balances and related escrow liabilities are not reflected in the accompanying combined balance sheets. These escrows are maintained in separate accounts at two federally insured depository institutions, which can exceed FDIC insured limits.

        An analysis of the product concentrations and geographic dispersion that impact our servicing revenue is shown in the following tables. The UPB of loans in our fee-based servicing portfolio, by product, is as follows:

	March 31, 2016	December 31, 2015
Fannie Mae	$9,819,196,994	$9,594,720,067
Freddie Mac	1,240,972,845	940,565,139
FHA	382,774,780	377,063,073
Other	12,535,275	13,117,405

Total	$11,455,479,894	$10,925,465,684

        The percentage of UPB of properties collateralizing the loans in our fee-based servicing portfolio by geographical area is shown in the following table. No other state accounted for more than 5% of

The Carve-Out Agency Business of Arbor Commercial Mortgage, LLC and Subsidiaries

Notes to Combined Financial Statements (Continued)

(Unaudited) March 31, 2016

5. Mortgage Servicing (Continued)

UPB and related servicing revenues in any of the years presented. We do not have any operations outside of the United States.

	March 31, 2016	December 31, 2015
Texas	20%	20%
New York	11%	11%
California	10%	10%
North Carolina	9%	9%
Florida	6%	6%
All other states	44%	44%

Total	100%	100%

6. Credit Facilities

        We utilize warehouse facilities and other debt agreements to finance our lending and investing activities. Borrowings underlying these arrangements are secured by substantially all of our loans held-for-sale.

        Our financing agreements consist of:

	March 31, 2016			December 31, 2015
	Debt Principal Balance	Debt Carrying Value	Weighted Average Note Rate	Debt Principal Balance	Debt Carrying Value	Weighted Average Note Rate
$150 million warehouse line of credit	$96,279,248	$96,132,272	1.94%	$128,582,653	$128,358,137	1.93%
$150 million warehouse line of credit	67,621,500	67,499,916	1.94%	62,716,000	62,527,212	1.93%
$200 million multifamily as soon as pooled plus agreement	84,397,709	84,397,709	1.53%	56,621,000	56,621,000	1.53%
$100 million warehouse line of credit	19,005,000	19,004,171	1.94%	21,944,900	21,943,242	1.93%
Facility agreement	3,000,000	2,986,458	4.44%	15,720,403	15,703,736	4.44%
$3.0 million master security agreement	2,950,967	2,950,967	3.17%	3,105,456	3,105,456	3.18%

	$273,254,424	$272,971,493	1.85%	$288,690,412	$288,258,783	2.00%

        In November 2015, a $100 million warehouse line of credit with a financial institution was amended to extend the maturity to November 2016 and increase the committed amount to $150 million. The amendment also provided for a temporary increase of the committed amount to $250 million, which expired in February 2016. In addition, in June 2016 this warehouse line of credit was further amended to provide for a temporary increase of the committed amount to $225 million until July 2016. The credit agreement bears interest at a variable rate based on LIBOR and is used to

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6. Credit Facilities (Continued)

finance an agency loan product, and as collateral, the financial institution has a security interest in the underlying mortgage notes.

        In August 2015, a $150 million warehouse line of credit with a financial institution was amended to extend the maturity to August 2016. The line of credit bears interest at a variable rate based on LIBOR and is used to warehouse agency loans, and as collateral, the financial institution has a security interest in the underlying mortgage notes.

        Since 2008, we have continued use of a Multifamily As Soon as Pooled Plus ("MASAP") agreement with Fannie Mae. The agreement has no commitment amount or expiration date and interest is based on a spread over LIBOR (with a LIBOR Floor of 0.35%). The MASAP provides us with a warehousing credit facility for mortgage loans that are to be sold and serviced under the Fannie Mae DUS program. At March 31, 2016, the uncommitted amount was $200 million, which was subsequently increased to $300 million in July 2016.

        In June 2016, a $100 million warehouse line of credit with a financial institution was amended to extend the maturity to September 2016. This warehouse line of credit bears interest at a variable rate based on LIBOR and is used to finance the flow loan product, and as collateral, the financial institution has a security interest in the underlying mortgage notes.

        In January 2015, we entered into an agreement whereby a third party investor agreed to purchase the B Piece of the SBL Program securitizations. In May 2015, we entered into a facility agreement with this third party investor for the purpose of funding a portion of the cash collateral required as part of the purchase obligation of the B Piece under the SBL Program. The facility bears interest at a fixed rate and matures in May 2017.

        In June 2015, we entered into a master security agreement with a financial institution to finance $1.5 million for the renovation of our corporate office. In October 2015, we financed an additional $1.8 million under this agreement. The two notes bear interest at a fixed rate, require monthly amortization payments and mature in 2020.

        In December 2014, we entered into a term loan with a letter of credit of up to $35.0 million with a financial institution which bears interest at a fixed rate of 3.00%, matures in December 2017, has two one-year extension options and is collateralized by our servicing revenue as approved by Fannie Mae. At March 31, 2016 and December 31, 2015, the letter of credit designated for our restricted cash requirement was $35.0 million and $33.5 million, respectively.

        Each of the credit facilities contains various financial covenants and restrictions, including minimum tangible net worth, debt to equity ratio, debt service coverage ratio and a minimum servicing portfolio. We were in compliance with all financial covenants and restrictions at March 31, 2016.

7. Allowance For Loss-Sharing Obligations

        When a loan is sold under the Fannie Mae DUS program, we typically agree to guarantee a portion of the ultimate loss incurred on the loan should the borrower fail to perform. The compensation for this risk is a component of the servicing fee on the loan. No guaranty is provided for loans sold under the Freddie Mac, GNMA or HUD loan programs.

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7. Allowance For Loss-Sharing Obligations (Continued)

        A summary of our allowance for loss-sharing obligations is as follows:

	Three Months Ended March 31,
	2016	2015
Beginning balance	$28,564,318	$26,747,435
Current period provisions for loss sharing	1,045,153	1,419,907
Charge offs, net	(211,103)	(12,449)

Ending balance	$29,398,368	$28,154,893

        We evaluate the allowance for risk-sharing obligations by monitoring the performance of each loan for triggering events or conditions that may signal a potential default. In situations where payment under the guaranty is probable and estimable on a specific loan, we record an allowance for the estimated loss-sharing obligation (a specific reserve) by transferring the guarantee obligation recorded on the loan to the specific reserve with any adjustments to this reserve amount recorded in provision for loss-sharing obligations in the statements of income, along with a write-off of the loan-specific MSR. The amount of the provision reflects our assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral, the level of risk sharing, and any balance of the guaranty obligation.

        When we settle a loss under the DUS Loss sharing model, the net loss is charged off against the previously recorded loss-sharing obligation. The settled loss is often net of any previously advanced principal and interest payments in accordance with the DUS program, which are reflected as reductions to the proceeds needed to settle losses. At March 31, 2016 and December 31, 2015, we had outstanding advances of $0.5 million and $0.2 million, respectively, which were netted against the allowance for loss-sharing obligations.

        At March 31, 2016 and December 31, 2015, the maximum quantifiable liability associated with our guarantees under the Fannie Mae DUS agreement was $1.8 billion and $1.7 billion, respectively. The maximum quantifiable liability is not representative of the actual loss we would incur. We would be liable for this amount only if all of the loans we service for Fannie Mae, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement.

8. Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

        We enter into financial instruments with off-balance-sheet risk in the normal course of business through the origination and sale of mortgage loans and the management of potential loss exposure caused by fluctuations of interest rates. Financial instruments with off-balance-sheet risk include commitments to extend credit and mandatory forward commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk. We manage credit risk by entering into agreements only with Wall Street investment bankers having primary dealer status and with permanent investors meeting our standards. At any time, our risk, in the event of default by the purchaser, is the difference between the contract price and current market price.

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8. Commitments and Contingencies (Continued)

        Until a locked interest rate commitment is extended by us to a borrower, we have no interest rate risk.

        Simultaneous to a locked interest rate commitment being extended, we enter into mandatory forward commitments used to minimize interest rate exposure on loans held-for-sale and loan commitments which have been rated locked. As of March 31, 2016, there were eight commitments outstanding to borrowers which had a locked interest rate and corresponding mandatory forward commitments totaling approximately $50.3 million. As of December 31, 2015, there were ten commitments outstanding to borrowers which had a locked interest rate and corresponding mandatory forward commitments totaling approximately $46.9 million. At both March 31, 2016 and December 31, 2015, the values of these commitments were de minimus.

Litigation

        In the normal course of business, we are subject to various legal proceedings and claims, the resolution of which, in management's opinion, will not have a material adverse effect on our financial position or the results of our operations. In addition, we currently are neither subject to any material litigation nor, to management's knowledge, is any material litigation currently threatened against us.

9. Fair Value of Financial Instruments

        The following table summarizes the carrying values and the estimated fair values of our financial instruments. Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions.

	March 31, 2016		December 31, 2015
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$42,140,288	$42,140,288	$41,227,812	$41,227,812
Restricted cash	5,380,976	5,380,976	21,484,553	21,484,553
Loans held-for-sale	267,023,660	270,938,963	268,918,415	272,075,856
Investments available-for-sale	4,026,950	4,026,950	2,675,992	2,675,992
Capitalized mortgage servicing rights, net	163,769,204	209,222,021	155,749,764	203,005,289
FINANCIAL LIABILITIES
Credit facilities (1)	$272,971,493	$273,254,423	$288,258,783	$288,690,412

(1)
As of March 31, 2016 and December 31, 2015, the carrying value reflects the principal balance of our debt net of deferred financing costs totaling $0.3 million and $0.4 million, respectively.

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value, see below. A financial

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9. Fair Value of Financial Instruments (Continued)

instrument's level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement.

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active for identical or similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and significant to the fair value of the assets or liabilities that are developed using the reporting entities' estimates and assumptions, which reflect those that market participants would use.

        The following methods and assumptions were used in estimating the fair value of each class of financial instrument:

        Cash and cash equivalents and restricted cash:    Fair value approximates the carrying value reported in the balance sheets based upon the short term nature of the assets. Fair values are estimated at Level 1 based on current market quotes received from active markets.

        Loans held-for-sale:    Consists of originated loans that are generally transferred or sold within 60 days from the date that a mortgage loan is funded, and are valued using pricing models that incorporate observable inputs from current market assumptions (Level 2).

        Investments available-for-sale:    The fair value of Agency IOs were approximated using Level 3 inputs and are derived from third party proprietary models using discounted cash flows based on the underlying contractual cash flows and requires significant judgements, including assumptions on discount rates and constant prepayment rates.

        Capitalized mortgage servicing rights, net:    Fair values are estimated using Level 3 inputs based on discounted future net cash flow methodology. The fair value of MSRs carried at amortized cost are estimated using a process that involves the use of independent third-party valuation experts, supported by commercially available discounted cash flow models and analysis of current market data to arrive at an estimate of fair value. The key inputs used in estimating fair value of MSRs include the contractually specified servicing fees, prepayment speed of the underlying loans, discount rate, annual per loan cost to service loans, delinquency rates, late charges and other economic factors.

        Credit facilities:    The majority of our facilities bear interest at rates that are similar to those available in the market currently (Level 2). For these facilities, fair values approximate the carrying values reported in the balance sheets.

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10. Invested Equity

        Invested equity presented on the combined balance sheet represents the invested equity allocated to the Agency Business based on the assets, liabilities and results of operations directly related to the Agency Business.

11. Related-Party Transactions

        At both March 31, 2016 and December 31, 2015, we serviced loans for ART and its related affiliates totaling approximately $1.9 billion. The servicing of these loans does not generate a service fee as they are covered by the management agreement between ACM and ART.

Management Agreement

        ACM has a management agreement with ART and its subsidiaries under which ACM has agreed to provide ART with structured finance investment opportunities and loan servicing as well as other services necessary to operate its business. The Agency Business is not a party to the management agreement by ACM and ART.

        As described in Note 1—Organization and Summary of Significant Accounting Policies, ACM has provided a two year option to ART to purchase the existing management contract.

        As contemplated by the Asset Purchase Agreement, certain ACM employees will be retained. To the extent such employees devote time to the Agency Business or ART subsequent to the consummation of the transactions contemplated under the Asset Purchase Agreement, ART will pay an additional management fee for the reimbursement of costs associated with the performance of duties.

12. Agency Requirements

        Due to the nature of our mortgage banking activities, ACM (comprising of the Agency Business) is subject to supervision by certain regulatory agencies. Among other things, these agencies require the business to meet certain minimum net worth, operational liquidity and restricted liquidity collateral requirements, and compliance with reporting requirements. Upon closing of this acquisition in July 2016, these requirements are now the responsibility of ART. ACM's adjusted net worth and liquidity required by the agencies for all periods presented exceeded these requirements.

        As of March 31, 2016, ACM was required to maintain at least $9.9 million of liquid assets to meet its operational liquidity requirements for Fannie Mae. As of March 31, 2016, ACM had operational liquidity in excess of this requirement.

        ACM is generally required to share the risk of any losses associated with loans sold under the Fannie Mae DUS program. ACM is required to secure this obligation by assigning restricted cash balances and/or a letter of credit to Fannie Mae. The amount of collateral required by Fannie Mae is a formulaic calculation at the loan level and considers the balance of the loan, the risk level of the loan, the age of the loan, and the level of risk-sharing. Fannie Mae requires restricted liquidity for Tier 2 loans of 75 basis points, which is funded over a 48-month period that begins upon delivery of the loan to Fannie Mae. As of March 31, 2016, ACM met the restricted liquidity requirement with a $35.0 million letter of credit and $0.4 million of cash collateral. Additionally, substantially all of the

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12. Agency Requirements (Continued)

loans for which ACM has risk sharing are Tier 2 loans. See Note 1—Organization and Summary of Significant Accounting Policies for further details.

        ACM is in compliance with the March 31, 2016 liquidity collateral requirements as outlined above. As of March 31, 2016, reserve requirements for the March 31, 2016 Fannie Mae DUS loan portfolio will require ACM to fund $19.7 million in additional restricted liquidity over the next 48 months, assuming no further principal paydowns, prepayments, or defaults within our at risk portfolio. Fannie Mae periodically reassesses these collateral requirements and may make changes to these requirements in the future. We generate sufficient cash flow from our operations to meet these capital standards and do not expect any changes to have a material impact on our future operations; however, future changes to collateral requirements may adversely impact our available cash.

        We are subject to various capital requirements in connection with seller/servicer agreements that we have entered into with secondary market investors. Failure to maintain minimum capital requirements could result in our inability to originate and service loans for the respective investor and, therefore, could have a direct material effect on our combined financial statements. As of March 31, 2016, ACM met all Fannie Mae capital amounts required for capital adequacy purposes, which are required on a quarterly basis. As of March 31, 2016, ACM's Fannie Mae adjusted net worth was $145.3 million, as compared to the Fannie Mae required net worth of $52.9 million. We are not subject to capital requirements on a quarterly basis for GNMA or FHA, as such requirements for these investors are required on an annual basis only.

13. Subsequent Events

        We have evaluated events and transactions that occurred during the period from the balance sheet date through July 15, 2016, the date our combined financial statements are available to be issued.

        On July 14, 2016, ACM completed the sale of its Agency Business to ART pursuant to an Asset Purchase Agreement dated February 25, 2016 for $276.0 million (see Note 1—Description of Business and Summary of Significant Accounting Policies).